Exhibit 10.1

August 9, 2021

Jason Schanno

643 2nd Ave NW

Forest Lake, MN 55025

Sent via email to: schannojason@gmail.com

Dear Jason,

It is with great pleasure that we extend to you a conditional offer of employment for the position of Chief Financial Officer for BBQ Holdings, Inc. reporting to Jeff Crivello, Chief Executive Officer effective August 16, 2021. We are very excited to have you join our team in this visible and strategic position. These are dynamic times for BBQ Holdings and we look forward to the contributions you will make to our success. Outlined below are the terms of your offer:

1.	Base Pay

You will receive a biweekly pay in the amount of $7,692.31 (if annualized, $200,000.00) paid in accordance with BBQ Holdings standard payroll practices.

2.	Annual Target Bonus

For the year 2021, you will receive a Target Bonus of $45,000 when Target Bonuses for the year are generally paid out. For fiscal year 2022 and beyond, you will be eligible for an annual performance-based award with a target of 30% of annual base salary. Annual payment of such awards and performance criteria will be based on BBQ Holding’s plan as approved by the CEO and Board of Directors and after audited financials are approved by the Board of Directors. The board can award this in the form of cash or equity. All equity vests immediately.

3.	Discretionary + Budget EBITDA Bonus Pool

Starting in fiscal year 2022, your position qualifies you for the year-end bonus EBITDA Pool to be defined annually by the CEO and the Board of Directors. The board can award this in the form of cash or equity. For example the EBITDA budget for 2021 was $8.1mm. There will be a board discretionary distribution to those who participate in this pool of 20% of EBITDA over $8.1mm. The Board must present and approve a new plan annually.

4.	Short Term Incentive/Stock Option Award

Upon execution of a Stock Option Agreement, you will be granted 40,000 stock option awards, pursuant to and governed by the terms of the Company’s 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), upon the approval of the Board of Directors at the option price on the date of hire that will vest over four (4) years. In the event of a change of control, the options shall fully vest on the date the change of control occurs as long as the change in control occurs after the 2-year anniversary after execution of the agreement. (Attached: Stock Option Agreement)

5.	Long-Term Incentive/ RSU Grant

Upon execution of a Restricted Stock Agreement, you will be granted 25,000 Restricted Stock Units (RSUs) pursuant to and governed by the terms of the Company’s 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), upon approval of the Board of Directors, which will vest over a three year period with one third of the RSUs vesting for each anniversary starting with the first anniversary date of September 2, 2022. In the event of a change of control, the RSU’s shall fully vest on the date the change of control occurs as long as the change in control occurs after the 2-year anniversary after execution of the agreement. (Attached: RSU Agreement)

6.	Health & Welfare Benefits:

You will be eligible to participate in the BBQ Holdings benefit plans the first of the month following 30 days of employment (with enrollment). Attached is a benefit summary for your review and information.

In addition, you will be eligible to participate in BBQ Holdings retirement programs, which are:

401(k):Vanguard following 90 days

401(k) Employer MatchVanguard following 90 days

7.	Meal Reimbursement

You will be eligible for 100% meal reimbursement when dining in BBQ Holdings, Inc. restaurants for business meetings, and occasional social gatherings with friends and/or family, to enjoy, evaluate and report on the overall experience.

8.	Paid Time Off (PTO)

You will participate in the Support Center no balance PTO plan and are eligible to take time as needed, with supervisor approval.

Company Policies

Your employment will be subject to BBQ Holdings policies and procedures that are established from time to time.

Confidentiality

You acknowledge and agree that during the term of your employment with BBQ Holdings you will have access to various trade secrets and confidential business information (“Confidential Information”) of BBQ Holdings. You agree that you will use such confidential information solely in concession with your obligations under this position, to the extent applicable, your service as an Officer of BBQ Holdings, and you shall maintain in strictest confidence and shall not disclose any such confidential information, directly or indirectly, or use such information in any other way during the term of your employment or following termination thereof. You further agree to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this clause shall not apply to information which (i) was in your possession prior to receipt from BBQ Holdings, or (ii) is or becomes generally available to the public other than as a result of a disclosure by BBQ Holdings, its directors, officers, employees, agents or advisors, or (iii) becomes available to you from a third party having the right to make such disclosures.

Acknowledgement of a Fiduciary Duty

You acknowledge and agree that upon acceptance of your role, you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would, directly or indirectly, injure the Company's business, interests, or reputation.

Non-Disparagement

During your employment and thereafter, you may not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage BBQ Holdings or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this offer letter and during your employment shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

Non-Solicitation

During your employment and for a period of twenty-four (24) months thereafter, you shall not, whether for your own benefit or that of any other individual, partnership, firm, corporation, or other business organization, directly or indirectly solicit or attempt to induce any employee of the Company or any of its subsidiaries to leave his/her employment with the Company or in any way interfere with the relationship between or among the Company and any Employee.

Intellectual Property

You acknowledge that any and all patents, licenses, copyrights, trade names, trademarks, assumed names, service marks, promotional/marketing/advertising campaigns, designs, logos, slogans, computer software and other intellectual property developed, conceived or created by you in the course of your employment by BBQ Holdings, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of BBQ Holdings (collectively, “Developments”) shall be, as between BBQ Holdings and you, the sole and absolute property of BBQ Holdings and you agree that you will, at BBQ Holdings’ request and cost, take whatever action is necessary to secure the rights thereto by patent, copyright, assignment or otherwise to BBQ Holdings. You agree to make full and prompt disclosure to BBQ Holdings of any and all such Developments arising during the term of employment.

Your Representation

We are pleased that you have decided to join BBQ Holdings. It is important for both you and BBQ Holdings to make certain there are no conflicts or potential conflicts between you and other organizations when you come to work for us. If you have any concerns, we would be glad to discuss them with you and try to work through them. The goal is to identify any possible problems up front and resolve them.

Other Conditions of this Offer

This offer of employment is contingent upon satisfactory completion of BBQ Holdings’ new hire forms, including an I-9. Federal law requires us to verify the employment eligibility of all new employees. A list of the documents that you can use to verify your eligibility is enclosed. Please bring the required documentation with you on first day of employment.

At Will Employment

This offer letter is not intended to create a contractual relationship. BBQ Holdings is an at-will employer, meaning that either the employee or the company can terminate the at-will employment relationship at any time, with or without cause, and with or without notice.

If an employment agreement is subsequently entered into with BBQ Holdings, such Employment Agreement shall govern the relationship between BBQ Holdings and you, and it shall supersede this offer of employment letter in all respects.

Please review the contents of this letter and return a signed copy to me. Welcome to BBQ Holdings!

Sincerely,

Jeff Crivello

Chief Executive Officer

cc:Human Resources

The provisions of my placement have been read, are understood, and the terms are herewith accepted. In accepting this placement, I certify my understanding that my employment will be on an at-will basis, and that neither BBQ Holdings nor I have entered into a contract regarding the terms or the duration of my employment. I understand as an at-will employee, I will be free to terminate my employment with the Company at any time, with or without cause or advance notice. Likewise, I understand that the Company will have the right to reassign me, to change my compensation, or to terminate my employment at any time, with or without cause or advance notice.

Signature: _/Jason Schanno/____________________ Date: /08-09-2021/________________

[Full Name]